                                                                        EX 10.10

                               PROGRAM AGREEMENT
                               -----------------

     THIS AGREEMENT is made and entered into this 30th day of June, 2000 by and between SYLVAN LEARNING SYSTEMS, INC., a Maryland corporation ("Sylvan"), and SLC FRANCHISE OWNERS ASSOCIATION, INC., a Delaware corporation ("FOA").

                                R E C I T A L S:
                                ----------------

     A. Sylvan is the franchisor of a franchise system pursuant to which it licenses to each franchisee (individually a "Franchisee" and collectively, the "Franchisees") the right to offer the Sylvan-proprietary system of programs, systems, teaching and management techniques, individualized diagnostic tests and academic and educational courses and programs designed to be personally taught, supervised or administered to students who come to the Franchisees' locations (individually a "Franchisee Center" and collectively the "Franchisees Centers") for in-person instruction, and such other rights as are specifically described in the various license agreements between Sylvan and the Franchisees (such system of licensed centers, Sylvan-owned Centers ("Sylvan Centers") and the services Franchisees Centers and Sylvan Centers (collectively, the "Centers") offer being sometimes referred to herein as the "Sylvan Learning Center System", and the license agreements between Sylvan and the Franchisees being herein sometimes referred to individually as a "License Agreement" and collectively as the "License Agreements").

     B. Sylvan has determined that to respond to the actual and anticipated actions of its competitors and take advantage of new means of making educational services available to the public, Sylvan must and should develop, in addition to the Sylvan Learning Center System, an Internet version of Sylvan's proprietary programs, systems and teaching and management techniques (the "Sylvan On-line System").

     C. Sylvan has concluded that the most effective way to develop and roll-out the Sylvan On-line System is to establish a separate entity, eSylvan, Inc. ("eSylvan"). In that connection, Sylvan and eSylvan intend to enter into a license agreement (the "eSylvan License Agreement") pursuant to which Sylvan will license to eSylvan the exclusive right to develop and offer the Sylvan On-line System.

     D. Sylvan has formed eSylvan, controls eSylvan and intends to continue to control eSylvan.

     E. Sylvan desires that Franchisees support the development of the Sylvan On-line System and desires to facilitate the support of the Franchisees, and to do so, will be offering Franchisees certain rights and benefits, to be set forth in a document known as a "Participation Agreement," a form of which is attached hereto as Exhibit A.

     F. The FOA is a non-profit trade association heretofore established whose members include Franchisees and which was established for, among other reasons, to represent its Franchisees in discussions with Sylvan of issues pertinent to their relationships with Sylvan.

     G. Sylvan has asked the FOA to support the development and marketing of the eSylvan On-Line System and have developed a program therefor, as set forth in the Participation Agreement (the "eSylvan Program").
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     H.  Sylvan and representatives of the FOA, as listed on Exhibit B hereto, which is hereby incorporated herein by reference (the "FOA Negotiating Team") have had extensive negotiations concerning the eSylvan Program, including without limitation the terms of the Participation Agreement.

     I. Sylvan and the FOA intend that eSylvan will proceed carefully and be operated to limit any material negative effect on the Franchisees generally.

     J. Sylvan and the FOA believe that there are additional covenants and agreements relating to the establishment of eSylvan and the eSylvan Program that need to be set forth in writing and that such covenants and agreements would be best set forth in a separate agreement between Sylvan and the FOA.

     NOW, THEREFORE, for and in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sylvan and the FOA hereby agree as follows:

     1. Franchisee Director. During the term of the eSylvan License Agreement and any renewals thereof, the FOA shall have the right to designate one member for election to the board of directors of eSylvan. Sylvan shall take all necessary steps to cause such designee to be elected to the eSylvan board. The designee shall be subject to Sylvan's approval, which shall not be unreasonably withheld.

     2. eSylvan Committee. (a) Sylvan agrees to create a committee, to be known as the "eSylvan Committee," to be comprised of two officers of Sylvan, at the level of vice president or higher, and two representatives of the FOA Board. Each representative of the FOA Board shall be a Franchisee, or the President of a Franchisee, in good standing (i.e., such nominee is not in default under any of its License Agreements with Sylvan).

         (b)  The purposes of the eSylvan Committee shall be:

              (1) To negotiate with eSylvan on service fees and other modifications to the eSylvan Program benefits;

              (2) To review with Sylvan the exploitation of technology and contents developed by eSylvan and which are now or hereafter licensed to Sylvan, pursuant to the eSylvan License Agreement, and to review schedule and priorities for internet technology transfer to Franchisees, either through direct marketing by eSylvan (i.e., wholesaling) or through acquisition from eSylvan and distribution of technology products;

              (3) To review and approve proposed modifications to the eSylvan License Agreement which may have a material effect on Franchisees;

              (4) To review methodology for population analysis by territory for purposes of distributing eSylvan stock, as contemplated in the Participation Agreements, or for payments of Reverse Royalties, also as contemplated in the Participation Agreements;

              (5) To analyze Franchisee participation levels in the eSylvan Program and to develop strategies for increasing participation and benefits to Franchisees;

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              (6)  To analyze efficacy data on eSylvan programs and determine areas where the SYLVAN brand may be negatively impacted, and to propose strategies to deal with any related areas of concern;

              (7) To review audit data and verify proper payments have been made to Franchisee and other relevant financial matters; and

              (8) To provide such other guidance to Sylvan as the eSylvan Committee deems appropriate.

In fulfilling its purposes, the eSylvan Committee shall take into account the interests, needs, business objectives and impact of its decisions on Sylvan and its Franchisees and eSylvan.

         (c) Except as provided in Section 5 below, a vote of a majority of the members of the eSylvan Committee shall be necessary for it to take any action or to grant any approval or consent. The eSylvan Committee shall establish its own rules and regulations relating to decision-making and the conduct of its affairs generally. If the eSylvan Committee is unable to reach agreement on any matter, such matter will be resolved by referring the matter to Doug Becker (or if he is no longer the chief executive officer, chairman or other executive officer of Sylvan, then his successor as chief executive officer of Sylvan), for review, and such officer shall assist the eSylvan Committee in reaching agreement; and if he is not able to do so, then he will have the right to cast the deciding vote, after taking into account the provisions of subsection (b) above.

         (d) The eSylvan Committee shall meet with Sylvan immediately before or after FOA Board meetings, but in no event less than three times annually.
Sylvan shall reimburse the members of the eSylvan Committee with respect to the reasonable incremental costs and expenses they incur in performing their obligations under this Program Agreement, as members of the eSylvan Committee, beyond the costs and expenses incurred to attend the FOA Board meetings.

     3. Support of Sylvan Program. Since September 1999, Sylvan and representatives of the FOA have engaged in extensive negotiations regarding the eSylvan Program, including without limitation the structure of the eSylvan Program, the relationship between Sylvan, eSylvan and the Franchisees, and the terms and conditions set forth in the Participation Agreement and this Program Agreement. The FOA Negotiating Team has reviewed with Sylvan the programs of competitors and trends in the market place, and believe in good faith that, although the eSylvan Program presents certain risks to the Franchisees and the Sylvan Learning Center System, the eSylvan Program is, nevertheless, in the best interest of the Franchisees collectively. The Negotiating Team therefore recommended to the Board of Directors of the FOA that it endorse the eSylvan Program as so structured and that it encourage Franchisees to execute Participation Agreements, and the Board of Directors of the FOA has adopted resolutions to that effect. In coordination with Sylvan, the FOA Board will take such actions as it deems necessary or appropriate to encourage Franchisees to execute Participation Agreements, subject in all instances to its fiduciary obligations to its members. The FOA shall have no liability to Sylvan or eSylvan if the specified number of Franchisees fails to execute and deliver Participation Agreements as therein required.

     4. Reimbursement of Certain Costs and Expenses. (a)(i) Sylvan shall reimburse the FOA for certain expenses incurred by the FOA in connection with negotiation of the eSylvan

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

Program, as may be mutually agreed by the parties. After the effective date of this Agreement, Sylvan shall reimburse the FOA Negotiating Team and FOA Board members for actual, reasonable expenses incurred at the request of Sylvan in connection with the presentation of the eSylvan Program to Sylvan Franchisees.

              (ii) All reimbursements shall be made within 30 days after requests for reimbursement, which shall include appropriate documentation, are submitted.

              (iii) Sylvan acknowledges that Kilpatrick Stockton, LLP and Michael H. Seid & Associates have been retained by the FOA; neither Sylvan nor eSylvan is their client; and their professional and other ethical responsibilities are solely to the FOA.

         (b) Sylvan shall defend, indemnify and hold harmless the FOA (but not the individual members of the FOA except as provided herein), the FOA Negotiating Team and the FOA Board members identified on Schedule B (collectively, the "FOA Indemnitees"), of and from any and all claims, actions, causes of actions, suits, proceedings, costs, expenses, liabilities, damages and other losses (including without limitation the costs and expenses incurred in defending or settling any claims), based upon or arising out of or in any way relating to their participation in the negotiation of the eSylvan Program or its presentation to the Franchisees in accordance with Sylvan guidelines; provided, however, that Sylvan shall have no obligation to indemnify any of the FOA Indemnitees with respect to any liability resulting from willful malfeasance. Except as provided below, Sylvan shall have the right in its sole discretion to control the defense and settlement of any such action and the FOA Indemnitees shall have the right to participate in the defense of any such action using counsel of their own choosing, at their own expense. In the event either Sylvan or a court of competent jurisdiction determines that a conflict exists in the representation of both Sylvan and the FOA Indemnitees with respect to a third-party claim, Sylvan shall, at its expense, retain counsel of its choosing for the FOA Indemnitees, which counsel shall be reasonably acceptable to the FOA. Sylvan may not settle any claim against any FOA Indemnitee without such FOA Indemnitee's written consent, unless such settlement provides a complete release from all liability without the payment of any consideration by such FOA Indemnitee and such settlement shall not impose any limitation on the future conduct of such FOA Indemnitee, other than limitations on representations related to the eSylvan Program.

         (c) Sylvan represents and warrants that except for the payments and reimbursements described in subparagraphs (a) and (b) above, it has not made any payments to, or any other financial or other inducements to, the FOA Indemnitees in connection with the negotiation of eSylvan Program and its presentation to the Franchisees, other than the rights they may have as Franchisees under the Participation Agreements.

     5.  eSylvan License Agreement.

         (a) Sylvan agrees that it will not amend the following sections of the eSylvan License Agreement without the affirmative vote of at least three-quarters of the members of the eSylvan Committee.

              (i)   The definition of Net Revenues, as set forth in Section 4(b)

              (ii) The first sentence of Section 9(b) relating to the tarnishment of Sylvan's marks.

              (iii) Section 10 (a), relating to the maintenance of the quality of Sylvan's marks.

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              (iv)  The percentage of eSylvan's Gross Revenues to be spent on advertising, as set forth in Section 11.

              (v) Sylvan's right to obtain future technology from eSylvan as specified in Section 12.

              (vi)  The non-competition provisions contained in Section 22(a).

         (b) Sylvan shall use reasonable efforts to enforce its rights under the eSylvan License Agreement, if the failure of which to enforce would have a material adverse effect on the Sylvan System. Such provisions include without limitation the items specified in Sections 9(b), 10(a), Section 11, Section 12 (as it relates to Sylvan's right to obtain future technology from eSylvan), and
Section 22(a).

     6.  Miscellaneous.
         --------------

     (a) This Program Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, not including its provisions concerning conflicts of law. No Franchisee shall be deemed an intended third party beneficiary of this Agreement; provided, however, in the event Sylvan breaches its obligations under Paragraph 5 of this Agreement, the FOA may, solely in conjunction with claims asserted on its own behalf, assert an action against Sylvan for damages on behalf of any and all Franchisees who suffer damage as a result of such breach. The parties agree that jurisdiction and venue shall lie in any court of competent jurisdiction. In the event a court determines that the FOA lacks standing to assert claims on behalf of its member Franchisees, and the FOA is precluded from bringing such claims in that tribunal, the parties agree to arbitrate such claims through the American Arbitration Association ("AAA") under its rules. The arbitration shall be held in Baltimore, Maryland. The arbitration panel shall consist of one arbitrator who shall be a retired judge of the U.S. Federal District Court, and who shall be appointed by the AAA. Each party shall bear its own arbitration expenses. In any judicial or arbitration proceeding brought in connection with this Agreement, Sylvan waives the defense of lack of standing of the FOA to, or any other defense that Sylvan may have, or otherwise claim, that the FOA may not, or lacks authority to, assert damage claims on behalf of its member Franchisees for breach by Sylvan of its obligations under Paragraph 5 of this Agreement. In any such arbitration proceeding, Sylvan further agrees that it shall not challenge or contest, on the basis of res judicata, collateral estoppel or otherwise, the FOA's right to bring an action for damages on behalf of its member Franchisees.

     (b) This Program Agreement and the Participation Agreements constitute the entire understanding and agreement between the parties with respect to the matters contained herein and supersede all prior understandings and agreements with respect to such matters.

     (c) If any provision of this Program Agreement is for any reason held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be deemed restricted in application to the extent required to render it valid, and the remainder of this Program Agreement shall in no way be affected and shall remain valid and enforceable for all purposes.

     (d) This Program Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and assigns; provided, however, that if at any time there shall be another association of Franchisees whose members own or control more than 50% of the Franchisee Centers, and such association shall request in writing an assignment of the FOA's rights and obligations hereunder, then the FOA shall assign such rights and obligations under this Program Agreement to such successor upon receipt of (1) a document, duly executed by such

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

successor and in form and substance satisfactory to FOA, assigning such rights and obligations to such successor; and (2) a general release, executed by Sylvan and in form and substance satisfactory to the FOA, of any obligation or liability the FOA may have under or in connection with this Program Agreement and the eSylvan Agreement, and (3) proof that such successor has the requisite number of members as described above. Any such assignment shall not relieve Sylvan of its indemnification obligations as set forth in Section 4 above.

     (e) In the event Sylvan elects not to proceed with the eSylvan Program, this Agreement shall terminate automatically on the date of such election and be of no further force or effect; provided, however, that the provisions of Section 4(a) and (b) shall survive any such termination.

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

     IN WITNESS WHEREOF, the parties have caused this Program Agreement to be duly executed as of the day and year first above written.


                            SYLVAN LEARNING SYSTEMS, INC.



                            By: /s/ Peter Cohen
                                ________________________________________________
                                Peter Cohen, President



                            SLC FRANCHISE OWNERS ASSOCIATION, INC.



                            By: /s/ Maggie Crawford
                                ________________________________________________
                                Barry Miller, President

                                   EXHIBIT B


David Rosenbaum

Barry Miller

Christine Crowley

Jean J. Iovino

Maggie Crawford

Rick Fort

Tom Baker

Tom Kelley

Vic Peirce

Koleene Herlocker

Richard Watkins

Christina Wilkins

Bruce Sonnenfeld

Scott Brennan